Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS State Tax-Free Income Series on Form N-1A ("Registration Statement") of our report dated May 27, 2011, relating to the financial statements and financial highlights which appears in the March 31, 2011 Annual Report to Shareholders of DWS Massachusetts Tax-Free Fund (formerly of DWS State Tax Free Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 26, 2011